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                                                                    EXHIBIT 99.1


                                                                 [NATIONWIDE(R)
                                                                 FINANCIAL LOGO]


                                                                    NEWS RELEASE


MEDIA CONTACTS:
---------------
Bryan Haviland
Public Relations Officer
614 677-4297


INVESTOR CONTACTS:
------------------
Kevin G. O'Brien
VP - Investor Relations
614 677-5331


OCTOBER 24, 2002


                 NATIONWIDE FINANCIAL UPDATES EARNINGS GUIDANCE

         WEAK EQUITY MARKETS RESULT IN ACCELERATION OF DAC AMORTIZATION


COLUMBUS, OHIO -- Nationwide Financial Services, Inc. (NYSE: NFS) today announced that due to the sustained weakness in the equity markets, the company intends to include in the third quarter operating earnings an acceleration in amortization of deferred policy acquisition costs (DAC)(1). The after-tax amount of accelerated amortization is expected to be $225.6 million, or $1.88 per share.

"As we disclosed at the end of July, if equity market conditions did not improve over the balance of the year it was likely that we would have to accelerate the amortization of DAC in the next several quarters," said Mark R. Thresher, senior vice president of finance. "Once we completed our quarterly analysis of DAC, and incorporated the market performance and lapse experience of the third quarter, it became clear that an acceleration was necessary and it was appropriate to change our assumption for future returns on separate account assets."

"Going forward we will continue to consistently apply our DAC amortization methodology, including our three-year reversion to the mean process(2)," Thresher added. "As a result of the third quarter unlocking of assumptions, our methodology will currently incorporate a net separate account return assumption of eight percent for all future periods and business segments."

The third quarter accelerated amortization will impact all business segments, as follows:

                                 DAC BALANCE                3Q'02 ADDITIONAL
        BUSINESS              SEPTEMBER 30, 2002            DAC AMORTIZATION
        SEGMENT                 (IN MILLIONS)           (AFTER TAX, IN MILLIONS)
----------------------        ------------------        ------------------------
Individual Annuity                      $1,818.5                         $213.4
Institutional Products                     300.5                            7.8
Life Insurance                           1,103.9                            4.4
Corporate                                 (277.5)                           0.0
                              ------------------      -------------------------
                TOTAL:                  $2,945.4                         $225.6
                              ------------------      -------------------------


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Insurance - Financial Services - On Your Side               One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com
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NFS UPDATES EARNINGS GUIDANCE -- 2

Excluding the accelerated amortization, the company expects to report operating earnings per share of $0.79 to $0.80 for the third quarter and $3.20 to $3.25 for the full year 2002.

"We believe that our financial strength and capital position remain strong," added Thresher. "We have the financial flexibility and balance sheet strength to continue to execute our growth strategies even in this very challenging operating environment."

Shareholders' equity was $3.6 billion, or $29.91 per share, at September 30, 2002 compared to $3.4 billion or $26.71 per share at year-end 2001. Excluding other comprehensive income, shareholders' equity was $26.07 per share at September 30, 2002 versus $25.14 per share at year-end 2001.

The company will report its complete third quarter 2002 results after the close of trading on the New York Stock Exchange on Monday OCTOBER 28, 2002 and will host a conference call on Tuesday OCTOBER 29, 2002 from 11:00AM TO 12:00PM ET to discuss the third quarter 2002 results. To participate in the call, dial 1-630-395-0021 and enter the conference code NFS. Please dial into the call 10-15 minutes early to facilitate timely connection. A simultaneous web cast of the call will also be available from the investor relations section of the company's web site at www.nationwidefinancial.com.

Anyone unable to participate in the call can listen to a replay starting on 2:00pm ET OCTOBER 29, 2002 through 5:00pm ET NOVEMBER 9, 2002 by dialing 1-402-998-1301. An audio archive and transcript of the call will be posted to the investor relations section of the company's web site within 48 hours of the call.

Columbus-based NFS is the holding company for the retirement savings operations of Nationwide which owns 63.0 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country's 7th largest life insurer based on admitted assets. To obtain investor materials, including the company's 2001 annual report, Form 10-K, and other corporate announcements, please visit our web site at www.nationwidefinancial.com.

(1) Under current GAAP accounting standards (SFAS 60 & SFAS 97), the company is required to defer and amortize costs that vary with and are primarily related to the acquisition of new and renewal insurance contracts. The deferred amounts are amortized into expense in proportion to premiums or estimated gross profits depending on the type of underlying insurance contract.

(2) The company's DAC amortization methodology includes a long-term net separate account return assumption of eight percent. When actual separate account returns vary from the expected eight percent return level, the company assumes a reversion to this mean over a three-year period. The assumed returns over this reversion period are limited to a range between zero percent and fifteen percent per year.


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NFS UPDATES EARNINGS GUIDANCE -- 3


FORWARD LOOKING INFORMATION

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) change in Nationwide's control of the Company through its beneficial ownership of approximately 94.5% of the combined voting power of all the outstanding common stock and approximately 63.0% of the economic interest in the Company other than through the Provident transaction; (ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends; (iii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax;
(vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the stock markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs, reduction in the value of the Company's investment portfolio or separate account assets or a reduction in the demand for the Company's products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for the Company's products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing our products; (xv) failure to successfully integrate Nationwide Provident into NFS, and (xvi) adverse litigation results or resolution of litigation and arbitration.


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